Exhibit 99.1

   Investors Capital Holdings Reports Strong Revenue For Second Fiscal Quarter

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Nov. 23, 2004--Investors Capital Holdings, Ltd. (AMEX: ICH), today announced results for the second fiscal quarter ended September 30, 2004. Total revenue was approximately $12.4 million, an increase of $1 million or 8.6% for the quarter ended September 30, 2004, compared with total revenue of about $11.4 million for the quarter ended September 30, 2003.
    Net loss for the quarter was approximately $149 thousand, a loss of $0.03 per basic and diluted common share, compared with net income of about $270 thousand, or $0.05 per share for the quarter ended September 30, 2003.
    For the quarter ended September 30, 2004, the modest income loss was due primarily to charges related to Investors Capital's growth plan. Due to increased interest from our national representative network, the Company focused its efforts in adding additional staff in its Compliance, Advisory Services, Operations and Marketing units, as well as launching its newest Investment Center in Portsmouth, NH. The Company's balance sheet remains strong with approximately $8.3 million in cash and cash equivalents, and working capital of approximately $8.4 million.
    "While our second fiscal quarter showed a modest loss, we are happy with the increase in revenue and stable performance of our company, said Ted Charles, Investors Capital Holdings' Chairman and Chief Executive Officer. With the election now complete and the market showing signs of life, we are confident we will demonstrate growth across our brokerage, advisory and insurance businesses as we head into 2005."

    About Investors Capital Holdings

    Investors Capital Holdings (AMEX: ICH), of Lynnfield, Mass., is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc., and ICC Insurance Agency, Inc. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 900 experienced financial professionals located throughout the United States. Eastern Point Advisors, Inc. is a registered investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to Eastern Point Advisors Twenty Fund and Eastern Point Advisors Rising Dividend Growth Fund.
    ICC Insurance Agency, Inc. is geared toward helping independent brokers develop their life, disability, long-term care, and health insurance businesses, and provides brokers with access to multiple insurance carriers and products.
    For more information, please call (800) 949-1422 or visit www.investorscapital.com.

    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements.
    Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.
    For a prospectus containing more complete information, including charges, expenses, risks, and investment objective, or for updated performance call (800) 949-1422. Please read the prospectus carefully before investing or sending money.
    Investors Capital Corporation, Lynnfield, Massachusetts,
Distributor.



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                   QUARTERS ENDED
                                                    September 30,
                                                 2004         2003

Current Assets                               $11,025,747  $10,440,278

Property and Equipment, net                      544,220      517,931

Other Assets                                     512,192      413,378
Total Assets                                 $12,082,159  $11,371,587
                                              ===========  ===========


Current Liabilities                           $2,607,132   $2,636,215

Long-term Liabilities                                      $213,152

Total Liabilities                              2,607,132    2,849,367

Total Stockholders' Equity                     9,475,027    8,522,220

Total Liabilities and Stockholders' Equity   $12,082,159  $11,371,587
                                              ===========  ===========



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                                                   QUARTERS ENDED
                                                    September 30,
                                                 2004         2003

Total Revenues                               $12,440,188  $11,451,714

Commission and Advisory Fees                  10,316,581    9,044,889

Gross Profit                                   2,123,607    2,406,825

Total Operating Expenses                       2,370,371    1,921,755

Operating (loss) income                         (246,764)     485,070

Interest and Income Taxes                         97,267     (215,265)

Net (loss) income                              ($149,497)    $269,805
                                             ============ ============
(Loss) earnings per common share:
Diluted (loss) earnings per common share:         ($0.03)       $0.05

Basic (loss) earnings per common share:           ($0.03)       $0.05



    CONTACT: Investors Capital Holdings, Ltd.
             Timothy B. Murphy, 781-593-8565 ext. 226
             Chief Financial Officer
             tmurphy@investorscapital.com
             or
             Darren Horwitz, 781-593-8565 ext. 261
             Manager, Corporate Communications and Investor Relations dhorwitz@investorscapital.com